Exhibit 3.1.2

CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
SOLARWINDS PARENT, INC.
* * * * *
Adopted in accordance with the provisions of
Section 242 of the General Corporation Law
of the State of Delaware
* * * * *
Kevin B. Thompson, being the President and Chief Executive Officer of SolarWinds Parent, Inc., a corporation duly organized and existing under and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY as follows:
FIRST:    That the Amended and Restated Certificate of Incorporation of the Corporation be, and hereby is, amended by deleting Article One in its entirety and substituting in lieu thereof a new Article One to read as follows:
Article One
The name of the corporation is SolarWinds Corporation.
SECOND:    That the Board of Directors of the Corporation approved the foregoing amendment by written consent in accordance with Section 141(f) and Section 242 of the General Corporation Law of the State of Delaware and directed that such amendment be submitted to the stockholders of the Corporation entitled to vote thereon for their consideration, approval and adoption thereof.
THIRD:    That the stockholders entitled to vote thereon approved the foregoing amendment by written consent in accordance with Sections 228 and 242 of the General Corporation Law of the State of Delaware.
* * * * *

IN WITNESS WHEREOF, the undersigned does hereby certify under penalties of perjury that this Certificate of Amendment to the Certificate of Incorporation of the Corporation is the act and deed of the undersigned and the facts stated herein are true and accordingly has hereunto set his hand this 31st day of May, 2018.

SOLARWINDS PARENT, INC.
A Delaware corporation

By:	/s/ Kevin B. Thompsom
Name:	Kevin B. Thompson
Title:	President and Chief Executive Officer